Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of DirectorsCostco
Wholesale Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Costco Wholesale Corporation of our report dated October 22, 2004, with respect to the consolidated balance sheets of Costco Wholesale Corporation and subsidiaries as of August 29, 2004 and August 31, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52 weeks ended August 29, 2004, August 31, 2003 and September 1, 2002, which report appears in the August 29, 2004 annual report on Form 10-K of Costco Wholesale Corporation.

Our report refers to the Company’s change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 03-10, effective February 16, 2004 and Issue No. 02-16, effective during the year ended August 31, 2003, and the Company’s adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, effective September 2, 2002.

/s/ KPMG LLP, Independent Auditors

Seattle, Washington
November 11, 2004